Exhibit 10.3

ADDENDUM TO MS. ANDREA CLARK EMPLOYMENT AGREEMENT

This ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is dated as of November 12, 2013, (the “Effective Date”) between Health Revenue Assurance Holdings, Inc., a Nevada corporation, with a corporate address of 8551 W. Sunrise Boulevard, Suite 304, Plantation, Florida 33322, (the “Company”), and Ms. Andrea Clark (“Employee”).

RECITALS:

WHEREAS, Employee is currently employed with the Company and previously entered into an Employment Agreement (the “Employment Agreement”) with the Company as of October 1, 2013; and

WHEREAS, Employee and the Company have agreed to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Employee and the Company, intending to be legally bound, hereby agree as follows:

1.            Section 3(b) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(b)         Termination of Employment by the Company Without Cause.  If, during the Term, the Company terminates Employee’s employment without Cause, Employee shall receive, on the date which is thirty (30) days after the effective date of such termination of employment, a cash lump sum severance payment in an amount equal to (A) Employee’s earned but unpaid annual base salary and earned but unpaid bonus compensation; plus (B) a pro-rata bonus payment for the year in which the termination occurred, based on any bonus or incentive award plan then in effect; plus (C) an amount equal to Employee’s annual base salary in effect immediately prior to the termination of employment; plus (D) an amount equal to the per diem rate of Employee’s accrued but unpaid vacation time (collectively, the “Termination Benefits”).”

2.            Section 3(c) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(b)         Termination of Employment by Reason of Death or Disability.  If, during the Term, Employee’s employment terminates by reason of her death, or the Company terminates her employment by reason of her disability, Employee shall receive, on the date which is thirty (30) days after the effective date of such termination of employment, the Termination Benefits.”

3.            Section 3(d)(i) of the Employment Agreement is hereby deleted and replaced in its entirety with the following (but, for the avoidance of doubt, Sections 3(d)(i)(a) and (b) shall remain as drafted):

“(i)         In the event Employee terminates her employment within 12 months after the occurrence of any of the events described in sub-clauses (a) and (b) below, Employee shall be entitled to receive (x) the Termination Benefits, if such event occurs prior to a Change in Control (as defined below), or (y) the Change in Control Consideration (as defined below), if such event occurs after a Change in Control.”

4.            Section 12 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“12.           Benefits Following a Change in Control of the Company.

In the event that (i) a Change in Control occurs prior to the termination of Employee’s employment and Employee’s employment is terminated by the Company without Cause within six months following such Change of Control or (ii) Employee’s employment is terminated by the Company without Cause and a Change in Control occurs within three months after such termination of employment, notwithstanding any term to the contrary in this Agreement, the Employee shall be entitled to receive, on the date which is thirty (30) days after the effective date of such termination of employment or the Change in Control, as applicable, a cash lump sum severance payment in an amount equal to the Change in Control Compensation.

For purposes of this Agreement, a “Change in Control” means the occurrence of any one or more of the following:

(i)             The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company, other than any such transaction to or with an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons who beneficially hold shares of common stock of the Company immediately prior to such sale;

(ii)            The Company’s shareholders approve a complete liquidation or dissolution of the Company;

(iii)           Individuals who constitute the Board as of the date of this Agreement cease for any reason to constitute at least a majority of the Board; provided, however, that for this purpose, any individual who becomes a member of the Board after the date of this Agreement and whose election, or nomination for election by holders of a majority of the Company’s voting securities, was approved by the vote of at least a majority of the individuals then constituting the Board, shall be considered a member of the Board as of the date of this Agreement; or

(iv)          Any transfer of ownership or control of the Company to a person or entity who as a result thereof obtains more than a fifty percent ownership interest in the voting securities of the Company.

Notwithstanding the foregoing definition of Change in Control, Employee hereby acknowledges and agrees that the purchase of Series A 8% Convertible Preferred Stock and Common Stock Purchase Warrants by funds and accounts with respect to which Great Point Partners, LLC is the investment manager, pursuant to a Securities Purchase Agreement dated on or about November __, 2013, shall not constitute a Change in Control hereunder and, for the avoidance of doubt, Employee hereby waives her right to claim that such transaction constitutes a Change in Control hereunder.

For purposes of this Agreement, “Change in Control Compensation” means (A) Employee’s earned but unpaid annual base salary and earned but unpaid bonus compensation as of the date of the Change in Control; plus (B) an amount equal to two times Employee’s annual base salary in effect immediately prior to the Change in Control (or, if earlier, immediately prior to the date Employee’s employment terminates); plus (C) an amount equal to two times the average bonus paid by the Company to Employee for the three calendar years immediately prior to the Change in Control (or, if fewer than three years, the number of calendar years Employee was employed prior to the Change in Control); plus (D) an amount equal to the per diem rate of Employee’s accrued but unpaid vacation time; minus (E) the amount payable to Employee under Section 3(b) of this Agreement.  Any outstanding stock options and unvested restricted stock and stock awards held by Employee as of the Change in Control shall be treated in accordance with the terms of the equity plan and the award agreement governing such awards.”

5.            A new Section 18 is hereby added to the Employment Agreement as follows:

“18.           Release Requirement.  Notwithstanding anything to the contrary elsewhere, in the event any amounts become payable to Employee under Section 3 or Section 12 of this Agreement, such amounts shall be paid only if Employee executes and delivers (and does not revoke) a general release of all claims in form and substance satisfactory to the Company within 29 days following the date of the termination of Employee’s employment.  In the event that the 30-day period following such termination that is set forth in Sections 3(b) and 12 spans two calendar years, the amounts payable to Employee under Section 3(b) or Section 12, as applicable, shall be paid in the later calendar year.”

6.            All terms and conditions of the Employment Agreement not specifically amended herein shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

EMPLOYEE	HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By:
Ms. Andrea Clark	Name:
Title: